EXHIBIT 12


                                      HUBCO, INC.
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (IN THOUSANDS)
                                      (UNAUDITED)



                                        Year ended December 31,
                            ----------------------------------------------
                             1993      1992      1991      1990      1989
                            ------    ------    ------    ------    ------
Fixed Charges:
Interest on deposits . . .   20,379    26,094    24,410    25,746    26,423
Interest on borrowings . .      670       825     1,006     1,179     1,566
                             ------    ------    ------    ------    ------
    Total fixed charges. .   21,049    26,919    25,416    26,925    27,989
                             ======    ======    ======    ======    ======

Earnings plus fixed
 charges:
Consolidated income
 before provision for
 income taxes. . . . . . .   22,053    10,205     7,357     3,360     5,766
Total fixed charges. . . .   21,049    26,919    25,416    26,925    27,989
                             ------    ------    ------    ------    ------
                             43,102    37,124    32,773    30,285    33,755
                             ======    ======    ======    ======    ======

Ratio of earnings to
 fixed charges:

Including interest on
 deposits. . . . . . . . .     2.05x     1.38x     1.29x     1.12x     1.21x
                             ======    ======    ======    ======    ======
Excluding interest on
 deposits                     33.91x    13.37x     8.31x     3.85x     4.68x
 . . . . . . . . . . . . .   ======    ======    ======    ======    ======